Exhibit E (2)

NHC

National HealthCare Corporation

December 15, 2006

W. Andrew Adams

AdamsMark, L.P.

801 Mooreland

Murfreesboro, TN  37128

Dear Andy:

This letter confirms National HealthCare Corporation’s (“NHC”) willingness to sell its shares of common stock of National Health Investors, Inc. (“NHI”) to the surviving entity in exchange for a secured promissory note (the “Note”) and an option to purchase at certain times in the future 41 nursing centers that are leased by NHI to NHC, assuming you or your affiliates are successful in your transaction.

Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter to me.

Sincerely yours,

NATIONAL HEALTHCARE CORPORATION

By:

/s/R. Michael Ussery

R. Michael Ussery, Senior Vice President, Operations

AGREED AND ACKNOWLEDGED:

ADAMSMARK, L.P.

By:

/s/W. Andrew Adams

W. Andrew Adams, General Partner

City Center     100 Vine Street     Murfreesboro, Tennessee  37130     (615)-890-2020

Exhibit E (2)

NHR

National Health Realty, Inc.

December 14, 2006

W. Andrew Adams

AdamsMark, L.P.

801 Mooreland

Murfreesboro, TN  37128

Dear Andy:

This letter confirms National Health Realty, Inc.’s (“NHR”) willingness to sell a portion of its shares of common stock of National Health Investors, Inc. (“NHI”) to NHI in exchange for a secured promissory note (the “Note”), assuming you or your affiliates are successful in merging you new entity into NHI (the “Merger”).

Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter to me.

Sincerely yours,

NATIONAL HEALTH REALTY, INC.

By:

/s/Robert G. Adams

Robert G. Adams, President

AGREED AND ACKNOWLEDGED:

ADAMSMARK, L.P.

By:

/s/W. Andrew Adams

W. Andrew Adams, General Partner